Exhibit 10.2

[Encore Capital Group, Inc. letterhead]

April 8, 2013

Mr. Kenneth A. Vecchione

c/o Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

Dear Ken:

We are happy to extend to you an offer of employment with Encore Capital Group, Inc. For purposes of this letter agreement (“Agreement”), “Encore” will refer to Encore Capital Group, Inc., a Delaware corporation, and its subsidiaries and affiliates. Below are the terms and conditions of your employment with Encore.

1. Start Date. Your first day of employment will be on or about April 8, 2013 (“Start Date”)

2. Title; Duties; Reporting. On the Start Date you will serve as the President of Encore and will have all of the duties and responsibilities commensurate with such position. On June 3, 2013 you will serve as President and Chief Executive Officer of Encore and will have all of the duties and responsibilities commensurate with such positions. You will report to the Board of Directors (“Board”) of Encore. You will also be appointed as a member of the Board on the Start Date. At each annual meeting of shareholders after the Start Date, Encore will nominate you for election as a member of the Board and Encore will use its best efforts to have you serve as a member of the Board at all times during your employment with Encore.

3. Base Salary. Your annualized base salary will be $825,000, payable in accordance with Encore’s standard payroll practices. It may be increased (but not decreased) in the sole discretion of Encore’s Compensation Committee.

4. Annual Cash Bonus. Your annual minimum cash bonus will be 50% of your base salary. Your annual target cash bonus will be 100% of your base salary. Your annual maximum cash bonus will be 200% of your base salary. The annual cash bonus’s performance goals will be established by Encore’s Compensation Committee in its sole discretion but only after consultation with you. For fiscal year 2013, your annual cash bonus will be guaranteed at target.

5. Annual Long-Term Incentive Compensation. Your annual target long-term incentive compensation opportunity will be 200% of your base salary, which will be granted to you in the form of whole share awards (whether restricted shares, restricted share units, performance shares, performance share units, etc.) or appreciation share awards (whether stock options or stock appreciation rights) or a combination of the two, 60% of which will be performance vesting and 40% of which will be time vesting. In addition, if appreciation share awards are granted, they will (i) be valued at “fair value” as such term is used under Accounting Standards Codification Topic 718 and as represented in Encore’s audited financial statements and (ii) will have an exercise or strike price equal to the closing price of Encore’s common stock on the date of grant For fiscal year 2013, this grant, which will be granted on or about the Start Date, will be $990,000 in performance shares or performance units and $660,000 in time-vesting restricted shares or restricted units vesting over 3 years. The performance grant will also be subject to a minimum award of 50% of the award and a maximum award of 200% of the award. The performance goals will be established by Encore’s Compensation Committee in its sole discretion but only after consultation with you. In addition, the entire fiscal year 2013 grant (the time vesting shares or units and the performance vesting shares or units) will fully vest on a termination of your employment due to death or disability, or by Encore without Cause (as defined below) or by you for Good Reason (as defined below).

Mr. Kenneth A. Vecchione

April 8, 2013

6. Sign-On Awards. Encore will grant you on or about the Start Date 100,000 shares of time-vesting restricted stock or restricted stock units, which will vest 20% on each of the next 5 anniversaries of the grant date and which will fully vest on a termination of your employment due to death or disability, or by Encore without Cause or by you for Good Reason.

7. Employee Benefits. At all times during your employment with Encore, you will be entitled to participate in all of Encore’s pension-benefit, welfare-benefit, vacation, business expense-reimbursement and perquisite plans, programs, policies and arrangements in which you are eligible to participate and in which Encore’s senior executives participate. In addition, Encore will pay to you a monthly living allowance of $5,000, which will be reviewed annually by the Board. You will also be entitled to paid vacation each year in accordance with Encore policy applicable to senior executives and in no event will you get less than 20 paid vacation days each year.

8. Termination of Employment. Subject to Section 9 below, if your employment is terminated for any reason, you will receive:

•	your base salary earned up to the date of termination;

•	any bonus that has been earned but not paid;

•	unused paid time off;

•	unpaid reimbursable business expenses in accordance with Encore’s business expense reimbursement policy; and

•	any benefit that you are legally entitled to receive.

The above items are referred to as “Accrued Compensation and Benefits.”

9. Termination for Cause or without Good Reason. If Encore terminates your employment for Cause at any time, which shall be solely determined by the Board, or if you terminate your employment without Good Reason, you will only receive your Accrued Compensation and Benefits, provided that if your employment is terminated for Cause then any earned but unpaid bonus will be forfeited.

Cause means:

•	your failure to adhere to any written policy of Encore that is legal and generally applicable to employees of Encore;

•	your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties;

•

the appropriation (or attempted appropriation) of a material business opportunity of Encore, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Encore;

•	the misappropriation (or attempted misappropriation) of any of Encore’s funds or property;

•

the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment;

•	conduct materially injurious to Encore’s reputation or business; or

•	willful misconduct.

Mr. Kenneth A. Vecchione

April 8, 2013

Good Reason means any of the following without your prior written consent:

•	a material reduction in your base or target bonus compensation;

•	a reduction in your title or position

•	a material reduction in your authority, duties or responsibilities;

•	a material reduction in the authority, duties or responsibilities of the person to whom you report;

•	a material reduction in the budget over which you retain authority; or

•

a material change in the location at which you provide services for Encore (which is defined as any relocation by Encore of your employment to a location that is more than 35 miles from your present office location and is more than 35 miles from your primary residence at the time of such relocation, without your consent).

10. Termination without Cause or for Good Reason. If Encore terminates your employment without Cause or you terminate your employment for Good Reason on or before the fifth anniversary of the Start Date, upon your execution and delivery of a General Release and Waiver of Claims in substantially the form attached as Exhibit A hereto, within the time period set forth therein (but in no event later than 50 days after your termination date, Encore will pay or provide you with the following:

•	200% of your current base salary, payable in a lump sum cash payment on the 60th day following your termination date;

•

200% of the average of the 3 prior annual cash bonuses paid to you, and if less than 3 years than the average of such bonuses, and if no bonus has not yet been paid to you then your target bonus, payable in a lump sum cash payment on the 60th day following your termination date;

•

a prorated annual cash bonus (based on the number of full months of employment during the year of your termination), provided that such payment will only be made if the performance goal for such bonus is actually achieved, payable in a lump sum cash payment when such bonus is paid to Encore’s executives on the 60th day following your termination date; and

•

the cost of group health continuation coverage premiums for you and your eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended, or comparable provisions of state law (“COBRA”), through the earliest of (x) the expiration of 24 months after your termination date, (y) the date upon which you have obtained substantially comparable health benefits by becoming covered under the group health plan of a subsequent employer, or (z) the date you no longer constitute a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Internal Revenue Code); provided, however, that you will be solely responsible for electing such coverage within the required time period, and provided further, that to the extent COBRA coverage is not available due to the expiration of the maximum COBRA period prior to the end of the period for which Encore is obligated to provide health benefits under this paragraph, Encore will reimburse you for the cost of premiums for individual health coverage, if obtained by you, but not in excess of the amount of the monthly COBRA premium then being paid, for the

Mr. Kenneth A. Vecchione

April 8, 2013

remainder of the period for which Encore is obligated under this paragraph. You agree to provide notice to Encore within 10 days of securing such comparable benefits with a subsequent employer.

To be eligible to receive the benefits set forth in this Section 10 regarding a termination by you for Good Reason, (x) you must provide written notice of the “Good Reason” condition to Encore within 90 days after the initial existence of such condition, (y) Encore must not have cured such condition within 30 days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within 12 months following the end of the period within which Encore was entitled to remedy the condition constituting Good Reason but failed to do so.

11. Tax Withholding. All compensation and/or benefits paid or provided to you under this Agreement or otherwise will be subject to tax withholding in accordance with applicable law.

12. Compliance with Code Section 409A. Compensation and benefits payable under the Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A. In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A. To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Certain payments made from the date of your termination through March 15th of the calendar year following such termination are intended to be either exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or comply with the requirements of Section 409A. Certain payments made following said March 15th are intended to be made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding any contrary provision of this Agreement, any amount or benefit that fails to qualify for an exemption from Section 409A or any amount or benefit that is intended to comply with Section 409A shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that amounts or benefits payable to you upon separation from service be delayed until the first regular payroll date which occurs more than 6 months after separation from service (or if earlier, the date of your death) if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto and without interest, and with subsequent payments, if any, made in accordance with the dates and terms otherwise provided herein.

Your date of termination for purposes of determining the date that any amount or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “specified employee” on the date of termination, shall be the date on which you have incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

In each case where this Agreement provides for the payment of an amount or benefit that constitutes nonqualified deferred compensation under Section 409A to be made to you within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by Encore, in its sole discretion, and you shall have no right to designate the year in which the payment shall be made.

13. Compliance with Code Section 280G. You agree that if any payment or benefit you would receive pursuant to a change in control of Encore or otherwise (“Payment”) would (i) constitute a “parachute

Mr. Kenneth A. Vecchione

April 8, 2013

payment” within the meaning of Section 280G of the Code, and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment. If the Payment equals the Reduced Amount, the reduction shall occur in the following order: reduction of cash payments (in reverse chronological order of the date otherwise payable); cancellation of accelerated vesting of stock awards (in the reverse order of the date of grant); reduction of employee benefits (in reverse chronological order of the date otherwise payable).

The accounting firm engaged by Encore for general audit purposes as of the day prior to the effective date of any change in control shall perform all the foregoing calculations described in the preceding paragraph, including the amount of the parachute payment, if any. If the accounting firm so engaged by Encore is serving as accountant or auditor for the individual, entity or group effecting the change in control, Encore shall appoint a different nationally recognized accounting firm to make the determinations required hereunder. Encore shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Encore and to you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by Encore or you) or such other time as requested by Encore or you. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Encore and you.

14. Continued Cooperation. Both during and after your employment with Encore or any of its subsidiaries, you will cooperate with all outstanding legal and administrative matters, issues that you have been involved with during your employment and other transition matters. This obligation includes, but is not limited to, spending adequate time for preparation to testify or give depositions, and cooperating with Encore or its attorneys in gathering information regarding any legal or investigative matter. Subject to proper documentation, Encore will promptly pay all travel expenses associated with your cooperation under this section.

15. Restrictive Covenants.

(a) Non-Competition. You agree that for the 2-year period commencing on and following the date of termination of your employment, you will not directly or indirectly compete with Encore or any of its subsidiaries or affiliates; provided, however, that (i) an ownership interest of 2% or less in any publicly held company shall not be considered to be a competitive activity, and (ii) you may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in direct competition with Encore but as to which such subsidiary, division, segment, unit, etc. you have has no direct or indirect responsibilities or involvement so long as you do not disclose or use any of Encore’s confidential information.

(b) Non-Solicitation. You agree that for the 2-year period commencing on and following the date of termination of your employment, you will not directly or indirectly (i) solicit or encourage the solicitation of any person who was an employee of Encore or any of its subsidiaries or affiliates at any time on or after the date of termination (unless more than 6 months shall have elapsed between the last day of such person’s employment by Encore or any of its subsidiaries and the first date of such solicitation) or (ii) induce or attempt to induce any employee of Encore or any of its subsidiaries to leave the employ thereof or in any way interfere with the relationship between Encore or any of its subsidiaries or affiliates and any employee thereof.

(c) Non-Disparagement. You agree (whether during or after your employment with Encore) not to issue, circulate, publish or make any false or disparaging statements, remarks or rumors about Encore or the officers or directors of Encore other than to the extent reasonably necessary in order to (i) assert a bona fide claim against Encore arising out of your employment with Encore, or (ii) respond in a truthful and appropriate

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April 8, 2013

manner to any legal process or give truthful and appropriate testimony in a legal, administrative or regulatory proceeding. Encore also agrees (whether during or after your employment with Encore) that it will not (and will instruct its directors and officers not to) issue, circulate, publish or make any false or disparaging statements, remarks or rumors about you other than to the extent reasonably necessary in order to respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal, administrative or regulatory proceeding.

(d) Remedies Upon Breach. If you breach the provisions of Section 15(a), 15(b) and/or 15(c), Encore shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to Encore and that money damages would not provide an adequate remedy for such injury. Accordingly, Encore shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain you from any violation thereof. The rights and remedies set forth in this Section 15(d) shall be independent of all other others rights and remedies available to Encore for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity

16. Full Settlement. In the event you are owed separation benefits as a result of the terms of this Agreement, Encore’s obligation to make any such payments shall be in full settlement of all other severance payments that may be owed to you under any other severance or employment related agreement between you and Encore. Encore’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which Encore may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.

17. Indemnification. Encore will indemnify you to the fullest extent permitted by Encore’s charter, by-laws and applicable law. Encore will also cover you under directors and officers liability insurance both during and, while potential liability exists (but no less than 6 years), after the term of this Agreement in the same amount and to the same extent as Encore covers its other officers and directors.

18. Employment with Subsidiaries. Employment with Encore for purposes of this Agreement shall include employment with any subsidiary of Encore.

19. Successors. This Agreement shall not be terminated by any reorganization, merger or consolidation involving Encore (each, a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the person resulting from such Business Combination (the “Surviving Person”), and the Surviving Person shall be treated as Encore hereunder.

20. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

21. Notice. For purposes of this Agreement all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by facsimile upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (3) five days after deposit in the United States mail, certified and return receipt requested, postage prepaid. All such notices and communications shall be delivered as set forth below.

If to you: To the home address last appearing in Encore’s records.

Mr. Kenneth A. Vecchione

April 8, 2013

If to Encore:

Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 1300

San Diego, California 92123

Attn: Chief HR Officer

22. Survival. The respective post-termination of employment obligations and benefits afforded to Encore and you as provided in this Agreement shall survive the termination of this Agreement.

23. Dispute Resolution. You and Encore agree that any controversy or claim arising out of or relating to this Agreement (other than a controversy under Section 15 of this Agreement), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in the County of San Diego, California. One of the arbitrators shall be appointed by Encore, one shall be appointed by you and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by AAA. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). Encore shall pay the fees of the AAA and the arbitrators, if applicable.

24. Amendment. Neither you or Encore may alter or amend this Agreement without a document signed by you and an authorized officer of Encore.

25. Governing Law; Clawback Policy. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws unless superseded by federal law. All of your paid, granted or awarded incentive compensation is subject to Encore’s Compensation Recovery Policy, which was adopted by Encore’s board of directors on April 3, 2013.

26. Headings. The section and subsection headings contained in this Agreement are used solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Ken, if the terms and conditions of this Agreement are acceptable to you, please sign below.

Sincerely,

/s/ George Lund

George Lund

Executive Chairman

Encore Capital Group, Inc.

ACCEPTED AND AGREED:

/s/ Kenneth A. Vecchione

Kenneth A. Vecchione                       Date

Attachment

Mr. Kenneth A. Vecchione

April 8, 2013

ATTACHMENT A

GENERAL RELEASE AND WAIVER OF CLAIMS

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1. Kenneth A. Vecchione (the “Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that letter agreement dated as of April 8, 2013 (the “Agreement”), and for other good and adequate consideration the receipt of which is mutually acknowledged by and between the Executive and Encore Capital Group, Inc. (the “Company”), does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present stockholders, employees, officers, directors, members, managers, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Waiver of Claims may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his or her heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Waiver of Claims voluntarily and knowingly, and that the same shall not affect the Executive’s right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Waiver of Claims from filing a charge with any relevant federal, state or local administrative agency, but the Executive agrees not to participate in, and agrees to waive his or her rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

2. Notwithstanding anything herein to the contrary, the Executive does not release any claims that the law does not permit the Executive to release, including, without limitation, claims under the Family Medical Leave Act, the Fair Labor Standards Act, California Workers’ Compensation, California Family Rights Act, and Division 3, Article 2 of the California Labor Code (including indemnification rights).

3. The Company, on its own behalf and on behalf of the Company Group, does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any federal, state or local administrative agency) against, and waives, releases and discharges the Executive and his or her heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his or her affiliates and each of them (collectively, the “Executive Releasees”) from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that any person or entity of the Company Group ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, based on facts known to any executive officer of the Company as of the date of this General Release and Waiver of Claims (other than the Executive), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands,

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April 8, 2013

agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Executive’s employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to the Executive’s obligations under the Agreement, the Confidentiality Agreement (as defined in the Agreement) or any agreement governing the terms of any equity award granted to the Executive or impair the right or ability of the Company to enforce the terms thereof.

4. In furtherance of their respective agreements set forth above, each of the Executive and the Company hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims which such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, each of the Executive and the Company acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Executive and the Company to fully, finally and forever release all such matters, and all claims relative thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. In addition, and not by way of limitation to the foregoing, each of the Executive and the Company fully understands and knowingly and expressly waives its rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. Section 1542 of the California Civil Code states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH [THE COMPANY].

Nothing in this paragraph is intended to expand the scope of the release as specified herein.

5. This General Release and Waiver of Claims shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

6. To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. The Executive acknowledges that Executive is waiving and releasing any rights he or she may have under the ADEA and that this General Release and Waiver of Claims is entered into knowingly and voluntarily. The Executive acknowledges that this General Release and Waiver of Claims does not apply to any rights or claims that may arise under the ADEA after the date of this General Release and Waiver of Claims. The Executive acknowledges that the consideration given for this General Release and Waiver of Claims is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that the Executive has been advised by this writing as required by the ADEA that:

(a) the Executive has the right to and is advised to consult with an attorney prior to executing this General Release and Waiver of Claims;

(b) the Executive has up to twenty-one (21) days within which to consider this General Release and Waiver of Claims (although Executive may choose to execute this General Release and Waiver of Claims earlier);

(c) the Executive has seven (7) days following the execution of this General Release and Waiver of Claims to revoke; and

(d) This General Release and Waiver of Claims and the Executive’s right to receive payments or other benefits payable by the Company pursuant to the Agreement shall not be effective until the revocation period has expired.

In order to cancel or revoke this General Release and Waiver of Claims, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Waiver of Claims. If this General Release and Waiver of Claims is timely cancelled or revoked, none of the provisions of this General Release and Waiver of Claims shall be effective or

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April 8, 2013

enforceable and the Company shall not be obligated to make the payments to the Executive under the Agreement or to provide the Executive with the other benefits described in this General Release and Waiver of Claims, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

7. Each of the Executive and the Company acknowledge that they have entered into this General Release and Waiver of Claims knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Waiver of Claims to be executed on this             day of                     , 20        .

Kenneth A. Vecchione

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title: